                                                                   EXHIBIT 10.22



                                July 8, 1996


Mr. James Champy
330 Beacon Street
Boston, MA  02108

Dear Jim:

You (Champy) and Perot Systems Corporation, a Delaware corporation (PSC), propose to enter into an Associate Agreement and a Restricted Stock Agreement, both of even date herewith. PSC has agreed to the matters set forth below in this letter agreement in order to induce Champy to enter into the Associate Agreement and Restricted Stock Agreement.

PSC agrees to indemnify Champy and hold Champy harmless from and against any and all claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys fees, except as otherwise specifically provided below) (collectively, Liabilities and Costs) arising out of or relating to the employment of Champy by PSC or actions taken by Champy as an employee of PSC constituting or being alleged to constitute a breach of any employment, confidentiality, noncompetition, nonsolicitation or similar agreement between Champy and Computer Sciences Corporation and/or any subsidiary or affiliated company of Computer Science Corporation (collectively CSC).

If any claim is asserted by CSC for which Champy desires to seek indemnification from PSC pursuant to this letter agreement, Champy shall promptly notify PSC thereof (although the failure of Champy to give such notice shall not relieve PSC from its obligations hereunder except to the extent PSC is prejudiced thereby). PSC shall thereupon assume the defense of such claim with counsel selected by PSC and reasonably satisfactory to Champy. PSC shall control the defense and settlement of any such claim; provided, however, that Champy may participate in such defense with counsel of his own choosing and at his own expense; and provided further, however, that PSC shall not enter into any settlement that imposes any liability or obligation on Champy without Champys prior written consent.

This letter agreement is binding upon and shall inure to the benefit of PSC and Champy and their respective heirs, successors and assigns; provided, however, that neither Champy nor PSC may assign its rights or delegate its obligations under this letter agreement without the prior written consent of the other.
All notices hereunder shall be given in the manner specified in the

PSC acknowledges that Champy has provided PSC with copies of (i) the Major Inside Stockholder Non-Competition Agreement between Champy and CSC dated as of September 6, 1988 and (ii) the form of agreement between Index Systems, Inc. and its employees of which Champy believes he executed a counterpart but is unable to locate a copy thereof. To the extent that the disclosure in this paragraph is inconsistent with the last sentence of Section 3 of the Associate Agreement, this paragraph amends and supersedes such sentence.

Associate Agreement. This letter agreement shall be construed and enforced in accordance with the laws of the State of Texas. Any dispute between Champy and PSC hereunder shall be subject to arbitration in accordance with Section 14 of the Associate Agreement.

                                             Very truly yours,

                                             PEROT SYSTEMS CORPORATION


                                             By: /s/ MORTON H. MEYERSON
                                                -------------------------------
                                                Title: Chief Executive Officer

Agreed to and accepted:


/s/ JAMES A. CHAMPY
-------------------------
James A. Champy